UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2021

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Knight-Swift Transportation Holdings Inc.

(Exact name of registrant as specified in its charter)
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Delaware	001-35007	20-5589597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2002 West Wahalla Lane
Phoenix, Arizona 85027
(Address of principal executive offices and zip code)
(602) 269-2000
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 Par Value	KNX	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company                                                ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On September 3, 2021 (the "Closing Date"), Knight-Swift Transportation Holdings Inc. (the "Company") entered into a $2.3 billion unsecured credit facility with the lenders thereto, Bank of America, N.A. as Administrative Agent, Swingline Lender, and Issuing Lender and Wells Fargo Bank, National Association and PNC Bank National Association as Co-Syndication Agents (the "2021 Debt Agreement"), replacing the Company's previous $1.1 billion unsecured credit facility (the "2017 Debt Agreement") and the $1.2 billion unsecured term loan (the "2021 Term Loan"). The 2021 Debt Agreement includes the following facilities:
•$1.1 billion revolving line of credit (the "2021 Revolver"), $350.0 million of which was drawn upon the Closing Date, maturing September 3, 2026
•$0.2 billion term loan (the "2021 Term Loan A-1"), maturing December 3, 2022
•$0.2 billion term loan (the "2021 Term Loan A-2"), maturing September 3, 2024
•$0.8 billion term loan (the "2021 Term Loan A-3"), maturing September 3, 2026
There are no scheduled principal payments due on the 2021 Revolver, the 2021 Term Loan A-1, or the 2021 Term Loan A-2 until the respective maturity dates noted above. For the 2021 Term Loan A-3, scheduled principal payments commence on September 30, 2024, payable in equal quarterly installments of $10.0 million, with the remaining outstanding balance due at the final maturity date on September 3, 2026. The interest rates applicable to the 2021 Debt Agreement are subject to leverage-based grids and as of the Closing Date were equal to the Bloomberg Short-term Bank Yield ("BSBY") rate plus 1.125% for the 2021 Revolver and 2021 Term Loan A-3 and the BSBY rate plus 1.000% for the 2021 Term Loan A-1 and 2021 Term Loan A-2.
The 2021 Debt Agreement includes certain financial covenants with respect to a maximum consolidated net leverage ratio and a minimum consolidated interest coverage ratio. The 2021 Debt Agreement includes usual and customary events of default for a facility of this nature and provides that, upon the occurrence and continuation of an event of default, payment of all amounts payable under the 2021 Debt Agreement may be accelerated, and the lenders' commitments may be terminated. The 2021 Debt Agreement contains certain usual and customary restrictions and covenants relating to, among other things, dividends (which would be restricted only if a default or event of default had occurred and was continuing or would result therefrom), liens, affiliate transactions, and other indebtedness.
The foregoing description of the 2021 Debt Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 2021 Debt Agreement, which will be filed with the Company's Form 10-Q for the quarter ended September 30, 2021.

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT
Concurrently with entering into the 2021 Debt Agreement on the Closing Date, the Company paid off and terminated the 2017 Debt Agreement and the 2021 Term Loan.
The 2017 Debt Agreement was by and among the Company as the borrower, as well as Wells Fargo Bank, National Association as Administrative Agent, Swingline Lender and Issuing Lender, and Bank of America, N.A. and PNC Bank National Association as Co-Syndication Agents. The 2017 Debt Agreement included a $0.8 billion revolving credit facility (of which $350.6 million face value was outstanding as of the Closing Date) and a $0.3 billion term loan, which were each scheduled to mature on October 3, 2022.
As of September 3, 2021, there was $1.2 billion outstanding under the previous 2021 Term Loan, an agreement that was by and among the Company as the borrower and Bank of America, N.A. as the lender. The previous 2021 Term Loan was scheduled to mature on October 3, 2022.
Upon the Closing Date, proceeds from the 2021 Term Loans A-1, A-2, and A-3, $350.0 million drawn under the 2021 Revolver, and $4.7 million of cash on hand were used to pay off the then-outstanding balances and accrued interest and fees under the 2017 Debt Agreement and the 2021 Term Loan, as well as certain transaction fees and expenses associated with the 2021 Debt Agreement.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
The information set forth in Item 1.01 above related to the 2021 Debt Agreement is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Knight-Swift Transportation Holdings Inc.
(Registrant)

Date:	September 8, 2021	/s/ Adam W. Miller
Adam W. Miller
Chief Financial Officer